For Immediate Release

Pricester's Six-Month Revenues Up 110%

Hollywood, FL [Aug. 9, 2007] - Pricester.com, Inc. (PRCC: OTCBB) which operates an innovative Internet shopping portal and provides cost-effective website development and related Internet marketing services has reported its second quarter earnings for 2007. The company saw revenues increase by 110% compared to the same six-month period last year.

This continues the triple digit revenue increases that Pricester has consistently achieved. Pricester's revenues increased by over 350% in the previous six-months and its 2006 annual revenues were up 498% compared to 2005.

The increase in revenue is due to Pricester's effective execution of its marketing strategy coupled with operational and pricing refinements, enhanced technical capabilities and additional revenue streams. Ed Dillon, Pricester's President and CEO, commented, "We're always striving to do what we do better, and it's paying off. Our internal methodologies have become more efficient and this has allowed us to perform at a higher level. We've also introduced a second level of design capability to complement our existing product and in many
cases this permits a more profitable pricing structure.    A continued
increase in client referrals has also contributed to a growth in
monthly revenues.   Still, operational expenses resulted in a net loss
of $0.01 per share this past quarter, substantially due to non-cash transactions".

Pricester has also made meaningful progress with key planned strategies, such as the development of its Copia World website, an online shopping mall with a global perspective, featuring both e-commerce and "brick & mortar" retailers from around the world.

Dillon concluded, "Pricester is continuing to grow and appeal to a larger base. Visitation to our website has increased dramatically and now exceeds 170,000 unique visitors each month. This illustrates a heightened interest in the company and the services it provides. Pricester will strive to continue its internal growth, as well as corporate expansion through appropriate mergers and acquisitions, that can result in greater value for our investors".

About Pricester.Com
Pricester.Com is an e-commerce company currently operating a website that enables any business to establish a fully functional online retail presence. The company's website, http://www.Pricester.com , is an Internet marketplace which allows vendors to host their website with product and service listings and allows consumers to search for those
same listed products and services.   The Pricester.Com logo is
available at http://www.primezone.com/newsroom/prs/?pkgid=2804
Forward Looking Statements: Except for historical matters contained herein, the matters discussed in this release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com, Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations; competition; barriers to entry; reliance on strategic relationships; rapid technological changes; inability to complete transactions on favorable terms; the schedule and sell-through for websites; consumer demand for websites; the timing of the introduction of new generation competitive ecommerce systems, pricing changes by key vendors for hardware and software, the timing of any such changes, and the adequacy of supplies of new software product.

In light of the risks and uncertainties inherent in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

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CONTACT:

 Pricester.com, Inc.
Investor Relations
Ed Dillon
(954) 272-1200
edillon@pricester.com

AGORACOM Investor Relations
PRCC@agoracom.com
http://www.agoracom.com/IR/pricester